EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Copart, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-81238, 33-97636, 33-393887, and 33-390612) on Form S-8 of Copart, Inc. of our report dated September 10, 2004, with respect to the consolidated balance sheets of Copart, Inc. and subsidiaries as of July 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended July 31, 2004, and the related financial statement schedule, which report appears in the July 31, 2004, annual report on Form 10-K of Copart, Inc.

/s/ KPMG LLP

San Francisco, California
October 11, 2004